Int. Cl.: 41

Prior U.S. Cls.: 100, 101 and 107
Reg. No. 2,749,838
United States Patent and Trademark Office	Registered Aug. 12, 2003

SERVICE MARK
PRINCIPAL REGISTER

[Illustration of Mark
"MOTION
PICTURE
HALL OF FAME"]

MOTION PICTURE HALL OF FAME, INC.
     (NEVADA CORPORATION)
120 NORTH ALMONT DRIVE, SUITE 3
BEVERLY HILLS, CA 90211

     FOR: PROVIDING INFORMATION ON A GLOBAL COMPUTER NETWORK FEATURING A WIDE RANGE OF INFORMATION IN THE FIELD OF ENTERTAINMENT AND MOTION PICTURE HISTORY; MOTION PICTURE MUSEUM AND LIBRARY; AND EDUCATIONAL AND ENTERTAINMENT SERVICES RENDERED THROUGH THE MEDIUM OF AN ANNUAL LIVE, TELEVISION PROGRAM DEALING WITH MOTION PICTURES AND ENTERTAINMENT, IN CLASS 41 (U.S. CLS. 100, 101 AND 107).

FIRST USE 2-15-2000; IN COMMERCE 2-15-2000.

     NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT TO USE "MOTION PICTURE", APART FROM THE MARK AS SHOWN.

     SER. NO. 76-422,085, FILED 6-19-2002

CAROLYN GRAY, EXAMINING ATTORNEY

Exhibit 99